================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                 Commission File Number 0-28498

(Check one)

|_| Form 10-K and Form 10-KSB   |_| Form 11-K

|_| Form 20-F  |X| Form 10-Q and Form 10-QSB  |_| Form N-SAR

For period ended: March 31, 2007

|_| Transition Report on Form 10-K and Form 10-KSB

|_| Transition Report on Form 20-F

|_| Transition Report on Form 11-K

|_| Transition Report on Form 10-Q and Form 10-QSB

|_| Transition Report on Form N-SAR

For the transition period ended _____________________________________________

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates_________________________
_______________________________________________________________________________


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: Paradigm Medical Industries, Inc.

Former name if applicable: ____________________________________________________

Address of principal executive office (Street and number):

                     2355 South 1070 West
                     Salt Lake City, Utah 84119

                                     PART II
                             RULE 12b-25(b) AND (c)


     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 132b-25(b), the following should be completed. (Check box if appropriate).

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

  |X|    (b)      The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12(b)-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Form 10-QSB cannot be completed within the prescribed time period due to the additional time required because of software and hardware problems relating to the Company's accounting and financial information.

                                     PART IV
                                OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

           Randall A. Mackey          (801)               575-5000
           -----------------       -----------       ------------------
               (name)              (area code)       (telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

         |X| Yes    |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         |_| Yes    |X| No


                        Paradigm Medical Industries, Inc.
                       ----------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.





Date:   May 16, 2007                    By: /s/ Raymond P.L. Cannefax
                                           -------------------------------------
                                           Raymond P.L. Cannefax
                                           President and Chief Executive Officer


--------------------------------------------------------------------------------